Exhibit 99.1

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 19, 2008
RAVEN INDUSTRIES REPORTS STRONG PERFORMANCE
FOR SECOND QUARTER, FIRST HALF
Company on Track for Record Year in Sales and Earnings
SIOUX FALLS, SD—August 19, 2008—Raven Industries, Inc. (RAVN: NasdaqNGS) today announced that continued growth in Flow Controls Division sales resulted in strong increases in revenues and earnings for the three and six months ended July 31, 2008.
Strong Performance in Flow Controls, Aerostar Lift Second Quarter, First Half Results
In the second quarter, sales of $69.3 million grew 24 percent from $55.7 million for last year’s three months. The largest contributor to the increase was Flow Controls, buoyed by a strong market and demand for its products, plus improved sales at Engineered Films and Aerostar. Net income rose 17 percent, to $6.8 million, or 38 cents per diluted share, from $5.8 million, or 32 cents per diluted share, for last year’s second quarter.
For the year-to-date, sales were up 27 percent to $144.4 million, from last year’s $113.8 million. Net income reached $17.7 million, or 98 cents per diluted share, a 23 percent increase compared with $14.4 million, or 79 cents per diluted share, for the same six months in 2007.
“While crop prices are down from the records we saw in the first quarter, they remain at very high levels,” said Ronald M. Moquist, chief executive officer. “Growers are still facing rising input costs for items including fertilizer and fuel. As a result, leading growers in the U.S. and international markets are turning to precision agriculture products, which increase their crop yield while holding down expenses. This is the niche Flow Controls serves, and why its products are in such demand. The triple-digit increase in operating income for this business, and for our smaller Aerostar operation, more than offset lower profits in Engineered Films and Electronic
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Systems, which still are managing the headwinds from slow construction and home-improvement markets.”
Engineered Films Reports Mixed Results
Engineered Films Division’s second quarter sales improved by 12 percent to $26.5 million from $23.7 million at this time last year. Operating income was off 33 percent, at $3.5 million for the most recent three months, compared with $5.3 million, primarily reflecting higher resin prices. Competitive pressure in the construction market continues to weaken pricing for films, further reducing operating margins. This led to additional erosion in sequential operating margins, to 13.3 percent, compared with 17.6 percent in the first quarter of this year.
For the first half, revenues were $48.5 million versus $43.3 million, up 12 percent from a year ago. Operating earnings of $7.4 million were down 28 percent from the $10.3 million posted for last year’s six months.
“This has truly been a ‘good news/bad news’ period for Engineered Films,” Moquist said. “We have seen continued strong demand from the oil and gas industry, especially for pit liners used in exploration drilling. We also are experiencing a good deal of interest in two of our new products: the VaporBlock Plus™ radon barrier, and FortressPro™ house wrap, which offers superior air and water protection. Builders choose these products because they wish to differentiate themselves by using higher quality materials. But the construction market continues to be a weak one. Add to this the increasing costs of resin and a higher level of depreciation from additional capacity in the last few years, and the result is a lower margin.”
Flow Controls Continues Record Pace
Flow Controls Division sales grew 93 percent from a year ago, reaching $22.7 million compared with $11.8 million in the second quarter last year. Both U.S. and international shipments were strong. Operating income for the three months jumped 172 percent, to $7.1 million versus last year’s $2.6 million.
In the most recent six months, revenues expanded 82 percent, reaching $57.6 million from $31.6 million. International sales doubled in the first half and provided 20 percent of the division’s revenue. Operating income reached $20.6 million. This was a 112 percent improvement from $9.7 million for last year’s first half, and it also exceeded Flow Controls’ full-year record operating earnings of $19.1 million—set last fiscal year.
“We have developed the right product portfolio to capitalize on a strong market,” Moquist explained. “While there is competition for each of our products, the breadth of products we offer makes us attractive to distributors because we can provide everything they need. While we didn’t introduce any new products during the quarter, our entry-level GPS guidance system, the Cruizer™, continued to perform ahead of expectations, as did our entire sprayer line. We are optimizing capacity by outsourcing some manufacturing to our Electronic Systems Division and other vendors, and by offering additional sales promotions for early summer shipments, which is
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expected to moderate demands on our people and facilities during an anticipated busy fall season.”
Electronic Systems Sees Lower Performance
Electronic Systems Division second quarter sales were $14.7 million, down 12 percent from $16.7 million a year ago. Operating income for the latest three months was $1.2 million, a 51 percent decrease from $2.5 million.
For the year-to-date, sales were off 10 percent to $28.0 million compared with $31.2 million for this time last year. Operating income was $1.9 million versus $4.9 million in the first half of the prior year, down 62 percent.
“The same issues we faced for the last few quarters are still present,” said Moquist. “Soft markets for new home construction and home improvements negatively affected our bed controls business. We also lost a significant account, when that company was acquired. Some of this business has been replaced with lower margin products for avionics, and by supplying circuit boards to Flow Controls. Electronic Systems has strong manufacturing processes and controls, resulting from our focus on Six Sigma. However, until we can increase profit margins, we are reducing our footprint here. That includes consolidating our two Sioux Falls manufacturing facilities into one—which will be completed in September—improving throughput and lowering inventories. For the near term, we are managing costs and expenses to maximize cash flow from this business.”
Aerostar Shows Significant Increases
Aerostar’s sales of $5.5 million in the latest three months increased 49 percent from $3.7 million a year ago. Operating income expanded 136 percent to $718,000 compared with $304,000 for the second quarter last year.
First-half sales reached $11.6 million versus $7.9 million, a 46 percent growth rate. Operating income nearly tripled, to $1.5 million versus $518,000 for last year’s six months.
“Sales increased with higher shipments of MC-6 parachutes to the Army, which we did not have a year ago,” Moquist commented. “Sales related to another contract for fuel-handler coveralls also are new this year. We are working to qualify for follow-on parachute orders targeted at other areas of the military.”
Balance Sheet, Cash Flows, Remain Strong
Cash and investment balances on July 31, 2008, were $32.2 million, up from $21.9 million on that date a year ago. This illustrates continued good levels of cash flows from operations, with modest capital investments. Accounts receivable increased 29 percent to $34.9 million compared with $27.1 million a year ago, as a result of stronger Flow Controls sales. The 32 percent rise in inventory to $42.6 million from $32.2 million at this time in 2007 also reflected Flow Controls’ growth, along with higher plastic resin prices for Engineered Films.
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Higher earnings helped lead to an 18 percent increase in operating cash flows for the first half, at $22.9 million versus $19.3 million. Cash used for capital expenditures in the latest period was $3.5 million compared with $3.9 million one year earlier. Capital expenditures for this fiscal year are still expected to be in the $8 million range. During the quarter, the company repurchased about 62,000 shares at a cost of $2.2 million; bringing total repurchases to date for the year to 161,000 for $5.2 million. Dividends of $4.7 million for the first half reflected an 18 percent increase in the quarterly per-share payout.
Record Performance Expected for Fiscal 2009
“We expect to leverage the solid market for Flow Controls products in several ways,” Moquist said. “This includes introducing extensions of our existing product line and expanding international sales—in part due to building a stronger international sales team. We are also increasing prices to optimize margins in an environment of rising material costs. Engineered Films should see solid top-line growth as demand from the energy market continues, and new products gain traction. However, margins remain challenged by high resin costs. The good news is that we appear to be maintaining our share in a tough market, and we’ve got plenty of upside growth potential when the market improves.
“Because last year’s third quarter was especially strong for Electronic Systems, we know its results will be much lower by comparison this year,” he continued. “We are working hard to get profitability back to acceptable levels before initiating any programs to add new business. Aerostar will continue to do well for the balance of the year and is on pace to double its operating income over the last fiscal year. We expect to supplement sales from its military contracts with additional revenues related to tethered aerostats, and ultra long duration balloons for high-altitude research.
“All of our businesses are in a good position to capitalize on market opportunities,” Moquist explained. “Flow Controls and Aerostar should continue to improve, although their rate of growth will likely moderate. Engineered Films and Electronic Systems could start showing improvement by the end of the year. As a result, the third quarter should generate single-digit year-over-year net income growth, followed by a stronger fourth-quarter increase. That combination will lead to record sales and earnings for the year.”
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its second quarter performance and related trends in its business Interested investors are invited to listen to
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the call by visiting the company’s Web site at www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through August 26, 2008. To access the rebroadcast, dial 888-203-1112 or 719-457-0820, and enter this passcode: 6472525. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words, “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect some of the company’s primary markets, such as agriculture and construction; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines, as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2008	2007	Change	2008	2007	Change
Net sales	$69,278	$55,653	24%	$144,444	$113,756	27%
Cost of goods sold	53,492	42,246		106,643	82,975

Gross profit	15,786	13,407	18%	37,801	30,781	23%

Selling, general and administrative expenses	5,474	4,864		10,848	9,400

Operating income	10,312	8,543	21%	26,953	21,381	26%

Other income, net	(176)	(314)		(294)	(501)

Income before income taxes	10,488	8,857	18%	27,247	21,882	25%

Income taxes	3,673	3,014		9,550	7,499

Net income	$6,815	$5,843	17%	$17,697	$14,383	23%

Net income per common share:
—basic	$0.38	$0.32	19%	$0.98	$0.80	23%
—diluted	$0.38	$0.32	19%	$0.98	$0.79	24%

Weighted average common shares outstanding:
—basic	18,033	18,103		18,068	18,090
—diluted	18,091	18,202		18,119	18,192
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2008	2007	Change	2008	2007	Change
Net Sales:
Engineered Films	$26,504	$23,670	12%	$48,509	$43,324	12%
Flow Controls	22,716	11,780	93%	57,562	31,615	82%
Electronic Systems	14,739	16,707	(12)%	28,018	31,179	(10)%
Aerostar	5,547	3,719	49%	11,566	7,899	46%
Intersegment Eliminations	(228)	(223)		(1,211)	(261)

Total Company	$69,278	$55,653	24%	$144,444	$113,756	27%

Operating Income (Loss):
Engineered Films	$3,515	$5,283	(33)%	$7,379	$10,301	(28)%
Flow Controls	7,060	2,594	172%	20,606	9,709	112%
Electronic Systems	1,239	2,520	(51)%	1,879	4,893	(62)%
Aerostar	718	304	136%	1,524	518	194%
Intersegment Eliminations	26	(53)		(3)	(53)

Total Segment Income	12,558	10,648		31,385	25,368
Corporate Expenses	(2,246)	(2,105)	(7)%	(4,432)	(3,987)	(11)%

Total Company	$10,312	$8,543	21%	$26,953	$21,381	26%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	July 31	January 31	July 31
	2008	2008	2007
ASSETS
Cash, cash equivalents and short-term investments	$32,236	$22,772	$21,902
Accounts receivable, net	34,936	36,538	27,149
Inventories	42,552	36,529	32,202
Other current assets	5,670	5,030	4,115

Total current assets	115,394	100,869	85,368

Property, plant and equipment, net	35,358	35,743	36,758
Other assets, net	10,626	11,249	11,213

	$161,378	$147,861	$133,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$12,915	$8,374	$7,889
Accrued and other liabilities	13,782	13,734	9,949

Total current liabilities	26,697	22,108	17,838

Other liabilities	7,916	7,478	6,967
Shareholders’ equity	126,765	118,275	108,534

	$161,378	$147,861	$133,339

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended July 31
	2008	2007
Cash flows from operating activities
Net income	$17,697	$14,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,748	3,295
Deferred income taxes	437	(456)
Other operating activities, net	1,009	2,120

Net cash provided by operating activities	22,891	19,342

Cash flows from investing activities
Capital expenditures	(3,489)	(3,881)
Other investing activities, net	(735)	(263)

Net cash used in investing activities	(4,224)	(4,144)

Cash flows from financing activities
Dividends paid	(4,692)	(3,980)
Purchase of treasury stock	(5,180)	(282)
Other financing activities, net	76	168

Net cash used in financing activities	(9,796)	(4,094)

Effect of exchange rate changes on cash	(7)	15

Net increase in cash and cash equivalents	8,864	11,119
Cash and cash equivalents at beginning of period	21,272	6,783

Cash and cash equivalents at end of period	30,136	17,902
Short-term investments	2,100	4,000

Cash, cash equivalents and short-term investments	$32,236	$21,902

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